Exhibit 10.9

DATED            June 17,2024

METALLON CORPORATION LIMITED (IN ADMINISTRATION) (1)

HENRY SHINNERS AND CLARE LLOYD AS APPOINTED ADMINISTRATORS OF

METALLON CORPORATION LIMITED (IN ADMINISTRATION) (2)

GREENSTONE CORPORATION (3)

MZILAKAZI GODFREY KHUMALO (4)

THE SOUTHERN SELLIBEN TRUST (5)

AGREEMENT

Relating to the sale and purchase of the Sale Shares in Bulawayo Mining Company Limited (Company No.

10820387).

TABLE OF CONTENTS

Clause

1	Definitions and Interpretation	2
2.	Sale and purchase of the Sale Shares	4
3.	Conditions Precedent	5
4.	Purchase Price and other payments	5
5.	Apportionment and Valuation of the Purchase Price	6
6.	Completion	6
7.	Purchaser’s Warranties	6
8.	Further Assurance	7
9.	Exclusion of warranties	7
10.	Guarantees	8
11.	Guarantors’ Further Indemnity	9
12.	Breach	9
13.	General Provisions	9
14.	Counterparts	11

i

DATED June 17, 2024

PARTIES

(1)	METALLON CORPORATION LIMITED (In Administration) a company incorporated in England and Wales under number 6223345 whose registered office is c/o Evelyn Partners LLP, 45 Gresham Street, London, EC2V 7BG (the “Vendor”) acting by its Administrators Henry Shinners and Clare Lloyd of Evelyn Partners LLP, 45 Gresham Street, London, EC2V 7BG (the “Administrators”).

(2)	THE ADMINISTRATORS (who contract without personal liability).

(3)	GREENSTONE CORPORATION a company registered in the Cayman Islands whose registered office is at 71 Fort Street, PO Box 500, Grand Cayman KY 1-1106, Cayman Islands (the “Purchaser”).

(4)	MZILIKAZI GODFREY KHUMALO (the “Guarantor”).

(5)	THE SOUTHERN SELLIBEN TRUST a trust duly incorporated and registered in accordance with the laws of New Zealand with its registered address being PO Box 137069, Parnell, Auckland 1151 (the “Second Guarantor”).

INTRODUCTION

(A)	The Administrators were appointed joint administrators of the Vendor on 15 February 2024 by Order of the High Court of Justice, Business and Property Courts of England and Wales, Insolvency and Companies List (ChD) on application by its directors pursuant to Paragraph 13 of Schedule B1 to the Insolvency Act 1986.

(B)	The Vendor, acting by the Administrators, has agreed to sell and the Purchaser has agreed to purchase whatever right, title and interest (if any) the Vendor may have in the Sale Shares (as defined below), subject to the terms and conditions of this Agreement.

(C)	The Purchaser is entering into this Agreement having made such inspection and investigation of the Sale Shares as it thinks fit, on the basis of a purchase by the Purchaser of the Sale Shares ‘as is’ and in full knowledge and acceptance of the terms and conditions of this Agreement and, in particular (but without limitation), of the fact that the price to be paid for the Sale Shares has been calculated on the acknowledged basis that the risk of good title to all or any of the Sale Shares not passing to the Purchaser is the Purchaser’s alone and that since the Purchaser is contracting with a company which has been placed into administration, the terms and conditions of this Agreement are reasonable.

(D)	The Guarantor and the Second Guarantor (jointly the “Guarantors”) have agreed to guarantee the obligations of the Purchaser to the Vendor and/or the Administrators arising out of this Agreement and any other agreement between the Vendor and the Purchaser.

IT IS AGREED THAT

1.	Definitions and Interpretation

1.1	In this Agreement (including the Introduction), except where a different interpretation is clear from or necessary in the context, the following expressions shall have the following meanings:

Agreement	means this agreement along with the annexures and/or appendices hereto;
Additional Purchase Price	has the meaning given to it in Clause 4.3;
Administrators’ Solicitors	Francis Wilks & Jones, 6 Coldbath Square, London EC1R 5HL (ref: INS01/019);

Aggrieved Party	has the meaning given to it in Clause 12;
BCA	a Business Combination Agreement to be entered into between Hennessy Capital Investment Corp. VI, a Delaware corporation, the Purchaser and other third parties;
BMC	Bulawayo Mining Company (UK) Limited, a company duly incorporated and registered in accordance with the laws of the United Kingdom with registration number (10820041);
Board Minutes	an extract from the Purchaser’s board minutes relating to this Agreement and authorising its execution;
Business Day	any day (other than a Saturday) on which clearing banks in the City of London are open to customers and clients for business;
Conditions Precedent	the conditions precedent set out in Clause 3 of this Agreement;
Company

Bulawayo Mining Company Limited, a company incorporated and registered in England and Wales with company number 10820387 whose registered office is at 107 Cheapside, Second Floor, London, England, EC2V 6DN.

Completion	the performance by the parties of the obligations (to the extent not previously waived under this Agreement) assumed by them under Clause 6;

Deed of Release	the deed of release between Africorp Solutions and Advisory (Proprietary) Limited, the Vendor and the Administrators, dated on or before the date of this Agreement;
Defaulting Party	has the meaning given to it in Clause 12;
Effective Date	the date on which BCA is executed;
Effective Time	is immediately prior to execution of the BCA;
Future Claims

means any claims (i) against the Vendor by any of its creditors, including any tax liabilities which may be incurred by the Vendor following the sale of the Sale Shares to the Purchaser, or (ii) any claims by any shareholders, in each case of (i) and (ii) as submitted to and admitted by the Administrators following the date of this Agreement but prior to the Vendor exiting its administration;

GMC	Goldfields of Mazowe Mining Company (UK) Limited, a company duly incorporated and registered in accordance with the laws of the United Kingdom with registration number (10821989);
Initial Purchase Price	the sum of £53,209,818;
Payment Date	30 August 2024, or such other date as may be agreed upon by the parties in writing;
Purchase Price	the sum of the Initial Purchase Price and the Additional Purchase Price plus any applicable VAT;
KDM	KD Mining Company (UK) Limited, a company duly incorporated and registered in accordance with the laws of the United Kingdom with registration number (10826408)
Sale Shares

means the authorised and issued shares of the Company, howsoever classified and of any nominal value, as may be registered in the name of the Vendor at Completion together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement;

Share Certificates	the share certificates evidencing the Sale Shares;
Stock Transfer Form	means a stock transfer form in respect of the Sale Shares executed by the Administrators on behalf of the Vendor in favour of the Purchaser;
VAT	value added tax chargeable under Value Added Tax Act 1994 and any similar or replacement tax;

1.2	In this Agreement (including the Introduction), unless the context otherwise requires:

(a)	the part of this Agreement headed “Interpretation” shall be operative;

(b)	all references to statutory provisions or enactments shall include references to any amendment, modification or re-enactment of any such provisions or enactments (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation or order made under such provisions or enactments;

(c)	references to the parties, Introduction, Clauses and the Schedules are references respectively to the parties, Introduction, Clauses and the Schedules of and to this Agreement;

(d)	references to “written” or “in writing” include electronic communications by email;

(e)	the clause, paragraph and schedule headings do not form part of the Agreement and must not be taken into account in the construction or interpretation of this Agreement;

(f)	words herein importing one gender are to be construed as importing any other gender, words importing the singular are to be construed as importing the plural and vice versa and words importing persons shall be construed as importing a corporate body and/or a partnership and vice versa; and

(g)	reference in this Agreement to Administrators shall be construed as being to the Administrators and to any other person who is appointed as an office holder of the Vendor in substitution for the Administrators or in addition to or in replacement of the Administrators.

2.	Sale and purchase of the Sale Shares

2.1	Subject as hereinafter mentioned, the Vendor shall sell, and the Purchaser shall purchase, such right, title and interest as the Vendor may have in and to the Sale Shares.

2.2	Save as otherwise provided herein, risk relating to the Sale Shares shall pass to the Purchaser with effect from the Effective Date. The Vendor makes no warranty as to the status of the Company’s registration at Companies House or the continued existence of the Company or its business or operations.

2.3	The Vendor confirms that the Administrators or the Administrators Solicitors may give good receipt for all payments to the Vendor.

2.4	The Vendor makes no warranty to the Purchaser that the Purchaser will be registered as the owner of the Sale Shares in the books and records of the Company, or otherwise.

2.5	The payment time referred to in Clause 4 below and of all other payments due pursuant to this Agreement shall be of the essence of this Agreement.

3.	Conditions Precedent

3.1	This entire Agreement (save in respect of Clauses 1, 3 and 11 – 14 inclusive, which shall be of immediate force and effect) is subject to the following Conditions Precedent that:

(a)	the BCA is duly executed and binding on the parties thereto; and

(b)	the Deed of Release is duly executed and binding on the parties thereto.

3.2	If the Conditions Precedent are not fulfilled, then (save for Clauses 1, 3 and 11 – 14 inclusive, which shall remain of full force and effect) (“the Surviving Provisions”) this Agreement shall never become effective and the Parties shall restore to one another any performance which they may have rendered or received under this Agreement. No Party shall have any claim against any of the others under this Agreement as a result of the failure of such Conditions Precedent, except for such claims, if any, as may arise from the provisions of the Surviving Provisions.

4.	Purchase Price and other payments

4.1	The Purchase Price shall be payable in respect of the Sale Shares.

4.2	The Guarantors jointly and/or severally, on behalf of the Purchaser, undertake to pay the Initial Purchase Price to the Vendor in accordance with Clause 4.5 by paying a minimum of £10,500,000 on or before the Payment Date with the balance to be settled by the Guarantors on or before the Administrators applying to the court seeking to end the administration and their discharge as administrators. The aforementioned £10,500,000 amount shall be paid by electronic fund transfer to the Administrators’ Solicitor’s bank at the details below, or as the Administrators may otherwise direct:

Bank:

Account Name:

Account No:

Sort Code:

Reference:

4.3	In respect of any Future Claims, the Guarantors shall pay such sum as required to enable the first statutory purpose of Administration to be achieved (namely to save the Vendor as a going concern and return it to its shareholders and directors) (the “Additional Purchase Price”).

4.4	The parties have agreed that all sums payable under this Agreement shall be paid by the Guarantors, and the Purchaser’s obligations and liabilities to the Vendor, are duly extinguished.

4.5	All sums payable are stated exclusive of VAT which shall (if applicable) be payable in addition to such sums within 5 Business Days after the presentation by the Vendor of the relevant VAT invoices together with any penalty, interest, costs or expenses incurred by the Vendor and/or the Administrators for late payment thereof.

5.	Apportionment and Valuation of the Purchase Price

The Administrators and the Vendor confirm, and the Purchaser and Guarantors acknowledge, that the Purchase Price shall be apportioned to the assets of the Company in accordance with the following breakdown (it being acknowledged by all Parties that the Purchase Price is reflective of amounts required to enable the first statutory purpose of the Vendor’s administration to be achieved and is not an indication of fair market value):

KDM	8% (eight percent) of the Purchase Price;

GFM	8% (eight percent) of the Purchase Price; and

BMC	84% (eighty-four percent) of the Purchase Price;

6.	Completion

6.1	At the Effective Time, the Vendor shall deliver to the Purchaser:

(a)	a duly executed Stock Transfer Form in respect of the Sale Shares; and

(b)	the Share Certificates.

6.2	Completion shall take place at the Effective Time.

7.	Purchaser’s Warranties

7.1	The Purchaser warrants to the Vendor that:

(a)	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted on the date of this Agreement;

(b)	it has the requisite power and authority to enter into and perform this Agreement and the other documents referred to in it;

(c)	this Agreement and the other documents referred to in it constitute (or will constitute when executed) valid, legal and binding obligations on the Purchaser in the terms of this Agreement and those other documents;

(d)	compliance with the terms of this Agreement and the documents referred to in it will not breach or constitute a material breach or default under any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of the Purchaser, or any agreement, instrument or arrangement or any applicable law, rule, regulation or order, judgement or decree of any court or governmental agency by which the Purchaser is bound; and

(e)	compliance with the terms of this Agreement and the documents referred to in it will not require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked.

8.	Further Assurance

8.1	For the later of (i) four months following the Effective Date or (ii) the Vendor exiting its administration, the Vendor and the Administrators (provided they are, at the relevant time, the Administrators of the Vendor) shall (at the Purchaser’s reasonable expense) execute and deliver all such documents, and do whatever the Purchaser may from time to time reasonably require for the purpose of giving effect to the provisions of this Agreement, provided that the terms of any such documents and the terms on which any such things are performed:

(a)	shall exclude the personal liability of the Administrators;

(b)	shall be no more onerous to the Vendor and the Administrators than the terms of this Agreement; and

(c)	shall be subject to the Administrators’ prior approval, which shall not be unreasonably withheld.

8.2	Pending the execution of any documents as required by the Purchaser in accordance with Clause 8.1, the Vendor shall hold any legal interest in the Sale Shares on trust for the Purchaser but without any legal responsibility for the Sale Shares and, in particular, neither the Vendor nor the Administrators shall be obliged to maintain any registrations or otherwise protect the Sale Shares.

8.3	The Vendor shall for a period of six years from the date that the Administrators shall vacate office, indemnify and keep the Administrators fully and effectively indemnified on demand against any and all claims, costs, demands, liabilities, actions and expenses or disbursements of whatever nature arising directly or indirectly in connection with the purchase of the Sale Shares pursuant to this Agreement. For the avoidance of doubt, such indemnity shall include any claims against the Administrators by any shareholder of the Vendor.

8.4	The Vendor shall procure that such indemnity is ratified by its board immediately following the administrators vacating office.

9.	Exclusion of warranties

9.1	All representations, warranties and conditions, express or implied and whether statutory or otherwise are expressly excluded (including, without limitation, warranties and covenants for or as to title to the Sale Shares, freedom from encumbrances, quiet possession, further assurance, fitness for purpose and description) in relation to the sale of the Sale Shares hereunder. It is acknowledged by the Purchaser:

(a)	that the Administrators have specifically told the Purchaser that the Purchaser must rely absolutely on its own opinion and/or that of its professional and legal advisers concerning the Sale Shares and the quality, state and condition of the same, their fitness and/or suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination (which could render it inappropriate that they should be described as they are in fact described in this Agreement) or the reasons that the Purchaser has or should have for purchasing the Sale Shares and the use to which the Purchaser intends or should intend to put them;

(b)	that the Purchaser has, and has informed the Vendor and the Administrators that it has, skilled professional (including legal) advice available to it concerning the Sale Shares and the matters referred to in Clause 9.1(a) above, that it is on the basis of this advice that the Purchaser has agreed, subject to the provisions of this Agreement, to purchase the Sale Shares on the terms of this Agreement for a consideration calculated to take into account (inter alia) the risk to the Purchaser represented by this Agreement, the Vendor and the Administrators making it clear that on any other basis they would not have agreed to sell the same except for a much higher consideration (it being acknowledged by all parties that the Purchase Price is reflective of amounts required to enable the first statutory purpose of the Vendor’s administration to be achieved and is not an indication of fair market value); and

(c)	that the Purchaser and its professional advisers have been given every opportunity (which the Administrators and/or the Vendor are able to give) to make any enquiries they wish in connection with the Sale Shares or the Company.

9.2	The Purchaser acknowledges, for the avoidance of doubt, that if it shall be found that the Vendor does not have title or unencumbered title to any or all of the Sale Shares this shall not be a ground for rescinding, avoiding or varying any or all of the provisions hereof or for the recovery of any or all of the consideration paid by the Purchaser hereunder, save for any remedy in respect of gross negligence, fraud or wilful misconduct by the Administrators and/or the Vendor.

9.3	The exclusions of liability set out in this Clause 9 shall arise and continue notwithstanding the termination of the agency of the Administrators before or after the signing of this Agreement and such exclusions shall be in addition to and not in substitution for and notwithstanding any right of indemnity or relief otherwise available to the Vendor and/or the Administrators.

9.4	The Administrators are entering into and signing this Agreement as agent for the Vendor and shall incur no personal liability whatsoever in respect of any matter referred to in this Agreement and, without prejudice to the generality of the foregoing, in respect of any of the obligations undertaken by the Vendor or in respect of any failure on the part of the Vendor to observe, perform or comply with any such obligations or in relation to any associated arrangements or negotiations whether such liability would arise under the Insolvency Act 1986 or otherwise howsoever.

9.5	The Administrators have entered into this contract solely for the purpose of obtaining the benefit of the provisions of the Agreement that are in the Administrators’ favour.

10.	Guarantees

10.1	In consideration of the Vendor agreeing to accept payment of the Purchase Price deferred to post Completion, the Guarantors hereby irrevocably and unconditionally agree by way of deed guarantee to pay to the Vendor upon written demand all monies and liabilities which are now or may at any time in the future become due owing or incurred to the Vendor by the Purchaser pursuant to this Agreement.

10.2	The Vendor shall be at liberty, without affecting its rights under this Clause 10 at any time and from time to time, to compound with, give time for payment or grant other indulgence to the Purchaser or to make any other arrangement with the Purchaser.

10.3	The Guarantors acknowledge that it is their responsibility to take legal and/or professional advice in relation to the provisions of this Agreement and that they have had the opportunity to do so. The Guarantors further acknowledge that should they choose not to obtain legal and/or professional advice in relation to the provisions of the Agreement they do so at their own risk.

11.	Guarantors’ Further Indemnity

11.1	The Guarantors shall for a period of six years from Effective Date indemnify and keep the Administrators (notwithstanding that they may have vacated office), the Vendor and/or the Purchaser fully and effectively indemnified on demand against any and all claims, costs, demands, liabilities, actions and expenses or disbursements of whatever nature arising directly or indirectly in connection with the purchase of the Sale Shares pursuant to this Agreement. For the avoidance of doubt, such indemnity shall include any claims against the Vendor, the Administrators and/or the Purchaser by any shareholder of the Vendor.

11.2	If, at any time following the Effective Date, but before the Administrators vacate office, the Guarantors shall receive monies which they are not entitled to retain which are payable to another shareholder, or either of the Vendor or the Administrators, they shall upon receipt of such monies forthwith account to the Administrators for the same in full without any set- off of any claim whatsoever which the Guarantors may have against the Vendor and until such monies are so accounted for shall hold the same on trust for the Vendor.

11.3	The Purchaser has undertaken to use the Sale Shares in compliance with all statutes (and any regulations or by-laws made under them) which affect the Sale Shares and the Company until the Purchase Price is paid in full and the Guarantors will indemnify and keep the Administrators and the Vendor fully and effectively indemnified on demand against all claims, costs, demands, liabilities, actions and expenses of whatsoever nature and howsoever arising in connection with the failure of the Purchaser to do so.

12.	Breach

12.1	Should any Party (the “Defaulting Party”) commit a breach of any of the provisions of this agreement and fail to remedy such breach within 30 (thirty) days after receiving written notice from any other Party (the “Aggrieved Party”) requiring it to do so, then the Aggrieved Party shall be entitled, without prejudice to its other rights in law and in term of this Agreement (including any right to claim damages) to claim immediate payment and/or specific performance by the Defaulting Party of its obligations at the date of default.

12.2	Should the Aggrieved Party be the Vendor, the Vendor may at its election exercise its rights as it deems fit in accordance with the terms of this Agreement including but not limited to enforcing the guarantees as set out herein.

13.	General Provisions

13.1	Where a party comprises two or more persons, the obligations and liabilities of that party under this Agreement are to be joint and several obligations and liabilities of those persons.

13.2	This Agreement contains the entire agreement between the parties relating to the subject-matter covered and no oral explanation or oral information given by any party shall alter the interpretation of this Agreement, provided always that the provisions of this Clause 13 shall not affect the liability of any of the parties for any statements made by them fraudulently in connection with this Agreement.

13.3	No amendment, change or addition to this Agreement shall be binding on any party unless it is in writing and has been signed by all the parties or their authorised representatives.

13.4	The express or implied waiver by the Vendor and/or Administrators of any of their respective rights under this Agreement shall constitute neither a continuing waiver of the right waived nor a waiver of any other right under this Agreement.

13.5	Neither the Purchaser nor the Company, save for as provided for in Clause 4, shall be entitled to make any set-off, counterclaim or deduction against any monies payable by them to the Vendor and/or the Administrators in relation to any claims either may have against the Vendor and/or the Administrators or otherwise.

13.6	Each of the parties to this Agreement undertake to the other to keep confidential all the information that they have acquired about each other and to use the information only for the purposes contemplated by this Agreement. Any party may disclose any information that it is otherwise required to keep confidential to such of its professional advisors as are necessary to advise on this Agreement or to the extent that disclosure is required by law or any regulatory body or for the purposes of the administration and any subsequent liquidation of the Vendor.

13.7	Except as expressly provided elsewhere in this Agreement each party to this Agreement shall pay its own costs, charges and expenses incurred in the preparation of this Agreement. The Guarantors, on behalf of the Purchaser, shall pay any VAT, stamp duties, land tax and other similar taxes and duties payable in respect of this Agreement and the documents referred to in this Agreement or executed in connection with it.

13.8	Nothing in this Agreement shall give rise to any administration expense unless expressly stated to do so.

13.9	This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

13.10	If any:

(a)	provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force;

(b)	invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

13.11	Any notices:

(a)	must be in writing and may be given:

(i)	to any company which is a party at its registered office or at the address shown at the beginning of this Agreement as the address of that party;

(ii)	to any individual who is a party at the address of that individual given at the beginning of this Agreement;

or in either case to such other address, fax number or email address as may have been notified in writing to the other parties; and

(b)	will be effectively served:

(i)	on the day of sending where any hand-delivered letter, any facsimile or electronic mail message is sent on a Business Day before or during normal working hours;

(ii)	on the following Business Day, where any hand-delivered letter, any facsimile or electronic mail message is sent either on a Business Day after normal working hours or on any other day; or

(iii)	on the second Business Day following the day of posting from within the United Kingdom of any letter sent by post office inland first class mail postage prepaid.

13.12	This Agreement does not create any right enforceable by a person not party to it and a person who is not a party to this Agreement (except a permitted successor in title to a party or assignee of their rights in respect of the Sale Shares or any part of them or any assignee of the benefit of this Agreement pursuant to an assignment entered into by the Vendor acting by its Administrators) shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

13.13	In the event that any legal action in respect of this Agreement is commenced, the process by which it is started may be served on the defendant or, if specified in this Agreement, any other person on its behalf at the place at which and in the manner in which notices may be given to that party.

13.14	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

13.15	The parties accept the exclusive jurisdiction of the appropriate court of law in England or Wales in relation to all matters, claims and disputes arising out of or in connection with this Agreement.

14.	Counterparts

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which when so executed and delivered shall constitute an original but all the counterparts shall together constitute one and the same instrument, which shall only be deemed executed when both counterparts have been delivered. Delivery for this purpose shall be deemed effective when either party confirms in writing (which shall include confirmation by facsimile transmission or email) that it has executed a counterpart of this Agreement.

IN WITNESS this Agreement has been entered into on the date stated at the beginning of it

ATTESTATIONS

SIGNED for and on behalf of METALLON
CORPORATION LIMITED (IN
ADMINISTRATION) acting by one of its
Administrators Henry Shinners or Clare Lloyd as
agent and without personal liability in the
presence of:	/s/ Henrry Shinners
ADMINISTRATOR of METALLON CORPORATION LIMITED (IN ADMINISTRATION)

Signature of Witness	/s/ Samuel Jackson
Name (please print)	Samuel Jackson
Address	C/o Evelyn Partners LLP, 45 Gresham Street,
London, EC2V 7BG
Occupation	Assistant Manager

SIGNED for and on behalf of the
ADMINISTRATORS by Henry Shinners or
Clare Lloyd as agent and without personal liability
in the presence of:	/s/ Henrry Shinners
ADMINISTRATOR

Signature of Witness	/s/ Samuel Jackson
Name (please print)	Samuel Jackson
Address	C/o Evelyn Partners LLP, 45 Gresham Street,
London, EC2V 7BG
Occupation	Assistant Manager

SIGNED and DELIVERED as a DEED by TULANI SIKWILA, a director for and on behalf of GREENSTONE CORPORATION in the presence of	/s/ Tulani Sikwila
Director

Signature of Witness	/s/ Siphesihle Mchunu
Name (please print)	Siphesihle Mchunu
Address

Occupation	Lawyer

SIGNED and DELIVERED as a DEED by MZILIKAZI GODFREY KHUMALO, as Guarantor in the presence of	/s/ Mzilikazi Godfrey Khumalo
MZILIKAZI GODFREY KHUMALO

Signature of Witness	/s/ Ching Yick
Name (please print)	Ching Yick
Address

Occupation	Personal Assistant

EXECUTED AND DELIVERED AS A DEED by THREE RIVERS PTC LIMITED in its capacity as trustee of THE SOUTHERN SELLIBEN TRUST by two directors, TULANI SIKWILA and JEAN-CHRISTOPHE HOCKE:	/s/ Tulani Sikwila
Director

/s/ Jean-Christophe Hocke
Director